Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES OF $55.9 MILLION

EARNINGS PER SHARE OF $0.74

Bridgewater, MA — January 6, 2015 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $55.9 million for the quarter ended November 30, 2014.  This represents an increase of $1.7 million compared to $54.2 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $7.0 million in the current quarter decreased $1.8 million from $8.8 million in the prior year period.  Earnings per diluted share of $0.74 in the first quarter of fiscal 2015 represented a decrease of $0.20 compared to $0.94 per share in fiscal 2014.  Included in the prior year fiscal quarter results was a gain, net of tax, totaling $3.7 million or $0.40 per share, relating to the sale of the Company’s Insulfab product line in October 2013, which was not repeated in the current quarter.

Peter R. Chase, Chairman and Chief Executive Officer, commented,

“We had a solid start to the 2015 fiscal year with momentum carrying over from the end of last year. When we subtract from the fiscal 2014 numbers the one-time pre-tax gain on the sale of a product line of $5.7 million in October 2013, income increased substantially in the quarter ending November 30, 2014.  The quality of the revenue also improved with Operating income up 29% over the previous first quarter. This speaks to the continued effort to reduce fixed manufacturing overhead through ongoing facilities consolidation, stable raw material costs and a focus on the marketing of higher margin products.

Adam P. Chase, President and Chief Operating Officer, added,

“In the Industrial Materials segment, HumiSeal coatings and cover tapes for the electronic industry had demand increases led by automotive applications. Pulling and detection tapes were also strong with renewed infrastructure work to support bandwidth expansion. Wire & cable products were steady and sales of durable paper products were weaker in the quarter.

“The Construction Materials segment is having success with pipeline coatings for water infrastructure projects in the Middle East while gas and oil pipeline product demand in the U.S. has slowed. Municipal infrastructure coatings in architectural and building envelope applications showed positive growth. Bridge & highway product sales have been down for the last nine months due to project postponements and cancellations stemming from the severe winter weather a year ago.

Peter R. Chase also commented,

“As mentioned above there was a significant gain last year from the sale of the Insulfab product line which prompted us to pay an additional $0.10 per share dividend.  In order to measure and compare results from continuing operations we use Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). For each period ending November 30, the calculation is $13,548 for 2014, $10,739 for 2013 and $9,363 for 2012, indicating an average annual 2-year growth rate (AAGR) of 20%.  This shows the steady progress for which we are aiming.

“We are pleased with the progress of our M&A program in developing candidates. This market is very active and valuations are higher than in recent times, so sticking to our model is more difficult. Our ERP system is now fully deployed across all our entities and was completed on schedule. This was a substantial effort and implemented almost entirely by internal staff.

“As we move ahead we see both challenges and opportunities with the volatility in crude oil prices. Our next quarter is traditionally our lowest performer due to loss of construction projects in the winter months but we will work hard to maximize results. I am looking forward to my role in the new leadership structure and continuing to help the company grow.”

The following table summarizes the Company’s financial results for the three months ended November 30, 2014 and 2013.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2014	2013

Revenues	$55,933	$54,183

Costs of products and services sold	34,480	35,478
Selling, general and administrative expenses	10,795	10,439

Operating income	10,658	8,266

Gain on sale of product line	—	5,706
Other income (expense), net	111	(408)

Income before income taxes	10,769	13,564

Income taxes	3,769	4,747

Net Income	$7,000	$8,817

(Gain) Loss attributable to non-controlling interest	(95)	(42)
Net income attributable to Chase Corporation	$6,905	$8,775

Net income per diluted share	$0.74	$0.94

Weighted average diluted shares outstanding	9,222	9,150

Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$6,905	$8,775
Interest Expense	274	303
Income Taxes	3,769	4,747
Depreciation expenses	1,417	1,426
Amortization expenses	1,183	1,194

EBITDA	$13,548	$16,445

Gain on sale of product line	—	(5,706)

Adjusted EBITDA	$13,548	$10,739

As of November 30, 2014, the Company’s working capital was $89.7 million, including cash on hand of $53.1 million and a current ratio of 3.5. The outstanding balance of the Company’s term debt is $57.1 million.  The Company’s $15.0 million line of credit is fully available.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.